Exhibit 4.86
Second Amendment
To The Exclusive Requiem Online License and Distribution Agreement
This Amendment is made and entered into on this 1st day of March, 2010 by and between Gravity Co., Ltd (hereinafter referred to as “Licensor”) and Gravity Interactive, Inc. (hereinafter referred to as “Licensee”).
RECITALS:
WHEREAS, Licensor and Licensee (“Parties” collectively) entered into an Exclusive Requiem Online License and Distribution Agreement (“the Agreement”) dated 21st day of February, 2008 and First Amendment to The Exclusive Requiem Online License and Distribution Agreement(“First Amendment”) dated 1st day of December, 2009.
WHEREAS, both Parties to the Agreement now desire to amend the Agreement as set forth below;
AGREEMENT
NOW; THEREFORE, in consideration of the mutual promises and covenants contained herein, Licensor and Licensee agree as follows:
1. Territory
The Article 1.20 of the Agreement shall be amended as the following language and this article shall be effect from 1st December, 2009:
1.20	“Territory” shall mean the territory of the following North American countries, and European countries as follows:

•	North American countries: United States of America and Canada

•	European countries: Switzerland, Norway, Denmark, Ireland, Spain, Sweden, United Kingdom, Iceland, Finland, France, Germany, Greece, Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Hungary, Italy, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Albania, Andorra, Bosnia and Herzegovina, Liechtenstein, Monaco, Montenegro, San Marino, Serbia, Vatican City State, Croatia, Former Yugoslav Republic of Macedonia, Turkey

2. Continuing Effectiveness of the Agreement
Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first above-written.

Gravity Co., Ltd.		Gravity Interactive Inc.

By:		By:

	Name: Toshiro Ohno		Name: Yoshinori Kitamura
	Title: President & CEO		Title: CEO
	Date: 3/3/2010		Date: 3/4/2010

By:

Name: Yoon Seok Kang
Title: CEO
Date: March 3rd 2010

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